EXHIBIT 99.2

NEWS
[LOGO]
CHUBB from
The Chubb Corporation
15 Mountain View Road, P.O. box 1615, Warren, New Jersey 07061-1615
CHUBB CORPORATION COMPANIES: Chubb & Son Inc.o Federal Insurance Company o Vigilant Insurance Company o Great Northern Insurance Company o Pacific Indemnity Company o Northwestern Pacific Indemnity Company o Texas Pacific Indemnity Company o Chubb Insurance Company of Canada oChubb Compagnie d'Assurances, S.A. o The Chubb Insurance Company of Australia Limited o Chubb Insurance Company of Europe o Chubb Life Insurance Company of America o Chubb Sovereign Life Insurance Company o The Colonial Life Insurance Company of America o Bellemead Development Corporation




                 CHUBB SELLS COMMERCIAL REAL ESTATE ASSETS


      WARREN, N.J., June 12, 1997 - The Chubb Corporation announced today that its real estate subsidiary, Bellemead Development Corporation, has reached a definitive agreement to sell a substantial portion of its commercial real estate properties for $758 million to PW/MS Acquisition I, LLC, a joint venture company formed by Paine Webber Real Estate Securities Inc. and Morgan Stanley Real Estate Fund II, L.P. The purchase price includes $649 million in cash and the assumption of $109 million in debt. The cash proceeds to Chubb are expected to be applied to further debt reduction.

      The transaction is expected to close in the fall of 1997.

      "With this sale Chubb has taken a major step in its planned divestiture of real estate properties," said Dean R. O'Hare, chairman and chief executive officer. "We are receiving excellent value for these commercial properties and strengthening our balance sheet with their divestiture."

      "We also are proceeding with our previously announced plans to dispose of our residential and commercial real estate properties. These plans are on schedule." Mr. O'Hare said.


For further information contact:    Gail E. Devlin
                                    (908) 903-3245

                                    Glenn A. Montgomery
                                    (908) 903-2365